Exhibit 10.1
BowFlex Inc. Key Executive Compensation Plan
1.Effective Date, Term, and Purpose. This Key Executive Compensation Plan (the “Plan”) of BowFlex Inc. (the “Company”) is effective as of the date (the “Effective Date”) of the Plan’s approval by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. The Plan provides each Participant (as defined below) with a one-time cash payment (each, an “Award”) pursuant to the terms and conditions set forth herein.
2.Participants Covered. Each person selected by the Committee shall become a participant in the Plan as of the Effective Date (each, a “Participant”), provided that such person executes and returns to the Company a countersigned Award Agreement in a form to be provided by the Company substantially in the form of Exhibit A (the “Award Agreement”).
3.Award Payments and Conditions. The Plan offers each Participant an Award in the total amount determined under Section 3(a) below, with payment to occur as set forth in Section 3(b) below, subject to the conditions and clawback terms set forth herein.
a.Amount of Award. The total Award for each Participant shall be the amount determined by the Committee and set out in the Participant’s Award Agreement.
b.Timing of Payment. Subject to the conditions set forth in this Plan, each Participant’s Award shall be payable in a lump sum in cash, on the next administratively practicable payroll date following the Participant’s return of a countersigned Award Agreement (the “Award Payment Date”); provided, however, that the Participant must return a countersigned Award Agreement within thirty (30) days following receipt of such agreement in order to be eligible to receive the Award.
c.Clawback. If, prior to the six (6) month anniversary of the Award Payment Date (the “Clawback Period”), (A) a Participant’s employment or engagement (if serving as a non-employee consultant) with the Company is terminated for any reason, or (B) the Participant provides notice of the intent to resign (other than a resignation that would constitute a Good Reason resignation), then the Participant shall be required, as reflected in the Award Agreement, to repay to the Company any payment made to the Participant pursuant to the Plan, subject to Section 6(b) below within forty-five (45) calendar days of the effective date of the event triggering the Company’s right to repayment under this Section 3(c) and the Award Agreement. Notwithstanding the foregoing, in the event a Participant is terminated by the Company without Cause or by the Participant for Good Reason, death, or Disability during the Clawback Period, any clawback that would otherwise apply to the Award pursuant to the provisions above shall be waived, provided that the Participant (or the Participant’s representative, in the event of death or Disability resulting in incapacity, as applicable) executes and returns a release agreement in a form provided by the Company (and any applicable revocation period expires). Such release agreement will be provided to the Participant no later than fourteen (14) days after his termination and must be executed within forty-five (45) days following the Participant’s termination of employment or engagement. Additionally, the Award will be subject to all other Company policies relating to the clawback of executive compensation that are otherwise applicable.

For purposes of this Plan:
“Cause,” shall mean (i) the Participant’s indictment or conviction in a court of law for any felony that in the Company’s reasonable judgment makes the Participant unfit for continued employment or engagement, prevents the Participant from performing the Participant’s duties or other obligations or adversely affects the reputation of Employer if the Participant remained in his or her position; (ii) dishonesty by the Participant related to his or her employment or engagement that has a material adverse effect on the Company; (iii) violation of a key Company policy, this Agreement or the Business Protection Agreement by the Participant (including, but not limited to, acts of harassment or discrimination, use of or being under the influence of unlawful drugs on the Company’s premises or while performing duties on behalf of the Company) that has a material adverse effect on the Company; (iv) insubordination (i.e. conduct such as refusal to follow direct orders of the Board or the Company’s Chief Executive Officer (or other supervisory executive officer)), provided, however, conduct based on adherence to legal requirements (i.e. tax and securities laws) shall not constitute insubordination; (v) the Participant’s failure to perform minimum duties after warning and failure to correct to the Board’s or Chief Executive Officer’s (or other supervisory executive officer’s) reasonable satisfaction within thirty (30) days after written notice to the Participant; (vi) the Participant’s competition with the Company, diversion of any corporate opportunity or other similarly serious conflict of interest or self-dealing incurring to the Participant’s direct or indirect benefit and the Company’s detriment; or (vii) intentional or grossly negligent conduct by the Participant that is significantly injurious to the Company or its affiliates after warning and failure to correct to the Board’s or Chief Executive Officer’s (or other supervisory executive officer’s) reasonable satisfaction within thirty (30) days after written notice to the Participant.
"Company” shall mean BowFlex Inc., as set forth in Section 1 of the Plan, but shall also be deemed to include any affiliate of BowFlex Inc. as the context requires and any successors thereto. In circumstances in which a Participant is employed or engaged by BowFlex Inc. and any of its affiliates, a termination of employment or engagement shall only be deemed to occur if the Participant’s employment or engagement terminates with BowFlex Inc. and each such affiliate. In the circumstances in which a Participant is employed (or engaged) only by a single affiliate of BowFlex Inc., a termination of employment or engagement shall be deemed to occur if the Participant’s employment(or engagement terminates with such affiliate.
“Disability” shall mean the Participant’s inability, due to illness, accident, or any other physical or mental incapacity, to perform the essential functions of the Participant’s position, with or without reasonable accommodation, which inability lasts for not less than a period of ninety-one (91) days (or, if longer, the elimination period then in effect under the Company’s long-term disability policy applicable to the Participant) during the Participant’s employment or engagement with the Company. The parties agree that due to the importance of the Participant’s position with the Company, either an indefinite leave or a leave of absence in excess of ninety-one (91) days within a twelve (12) month period would cause an undue hardship to the Company and would not constitute a reasonable accommodation. Nothing in this section is intended to violate any federal or state law regarding medical leave or disability law.

“Good Reason” shall mean the occurrence, without the consent of the Participant, of any one or more of the following: (i) demotion, provided that any such demotion (x) shall only constitute Good Reason during the ninety (90) day period following the date of such demotion (after which it shall be deemed waived by the Participant if prior thereto the Participant has not exercised the right to resign for Good Reason) and (y) shall only constitute Good Reason if the Participant gives written notice to the Company of the Participant’s intent to terminate this Agreement and the Company fails to remedy the same within thirty (30) days of after such notice; (ii) reduction of the Participant’s base salary or target bonus, except to the extent ratably consistent with reductions applied to the base salaries and/or target bonuses of all of the members of the Company’s executive team; (iii) a material breach of this Agreement by Company; or (iv) a relocation of the Company’s headquarters by more than 25 miles.
Prior to the Participant’s right to terminate employment or engagement for Good Reason, the Participant shall give written notice to the Company of the Participant’s intention to terminate employment or the engagement due to Good Reason. Such notice shall state the act or acts or the failure or failures to act that constitute the grounds on which the Participant’s Good Reason termination is based (the “Grounds”) and such notice shall be given within ninety (90) days of the occurrence of the Grounds. The Company shall have thirty (30) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible, and upon such cure, the Participant shall no longer be able to terminate employment or the engagement for Good Reason based on such Grounds. In the event the Company fails to cure such conduct within such thirty (30) day period, the Participant must terminate employment or the engagement within six (6) months following the end of such thirty (30) day period.
4.Tax Consequences and Section 409A. In connection with participation in the Plan and the receipt of any Awards, the Participant shall be solely responsible for all federal, state, and local tax liabilities including, without limitation, income taxes, any additional taxes imposed under Section 409A of the Internal Revenue Code of 1986 (as amended from time to time, the “Code”), any excise taxes, and the employee portion of employment taxes. The Company makes no warranty concerning the tax treatment of any payment of Awards; each Participant should consult his or her tax advisor regarding the appropriate tax treatment of Awards. Each Award payment due under this Plan is intended to be exempt from Section 409A of the Code as a “short-term deferral,” within the meaning of Treasury Regulation 1.409A-1(a)(4), and shall be considered to be a separate payment for purposes of Section 409A. The Committee shall interpret and administer the Plan accordingly, and shall have complete discretion to make any determination and to take any determination that avoids any violation of Section 409A. However, the Company makes no representations concerning Section 409A or any related or other federal, state or local tax law.
5.Section 280G. In the event that any payment provided for in this Agreement together with any other amount or otherwise payable or to be provided to the Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this section, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Participant’s benefits shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local income and employment taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Participant otherwise agree in writing, any determination required under this section shall be made in writing by a national accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.
Any such payments or benefits shall be reduced in the following order: (i) cash payments; (ii) equity-based payments that are taxable; (iii) equity-based payments that are not taxable; (iv) equity-based acceleration; and (v) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii), (iv) or (v)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. In no event shall the Participant have any discretion with respect to the ordering of payment reductions. The Accountants shall provide their calculations, together with detailed supporting documentation, to the Company and the Participant within thirty (30) calendar days after the date on which the Accountants have been engaged to make such determinations or such other time as requested by the Company or the Participant. If the Accountants determine that no Excise Tax is payable with respect to a payment or benefit, it shall furnish the Company and the Participant with an opinion reasonably acceptable to the Company that no Excise Tax shall be imposed with respect to such payment or benefit. Any good faith determinations of the Accountants made hereunder shall be final, binding and conclusive upon the Company and the Participant. For purpose of clarification and the avoidance of doubt, the Company shall have no obligation to pay or reimburse the Participant for any Excise Tax that the Participant may incur as a result of this Agreement.
6.Miscellaneous.
a.Administration. the Company, acting by its Board or the Committee, shall administer the Plan, shall in such capacity be responsible for the general administration and management of the Plan, and shall have all powers and duties necessary to fulfill its responsibilities, including the discretion to determine all questions relating to the eligibility of any person to collect Awards, and the calculation and payment of all such Awards. The Committee shall accordingly have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion the Committee deems to be appropriate in its sole and absolute discretion, to revise any form associated with this Plan in any manner that the Committee determines to be appropriate, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall instead be upheld unless clearly arbitrary or capricious. The Committee’s prior exercise of discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. Unless arbitrary and capricious, all actions taken and all determinations made by the Committee shall be final and binding on all persons claiming any interest in or under the Plan.
b.Manner of Payment and Tax Withholding. Any amounts payable under this Plan shall be paid to Participants in the same manner as they receive regular payroll (or by mail to the last known address of any Participant whose employment or engagement has terminated). The Company will deduct from any Award payment all required withholdings for state, federal, and local employment, income, payroll, or other taxes. Any repayment by a Participant due to clawback, pursuant to Section 3(c) above, shall be the net (after-tax) amount of the clawed-back payment to Participant.
c.No Guarantee of Employment or Other Benefits. Except for Participants subject to a written employment agreement which states otherwise, employment with the Company is on an “at will” basis. This means that the employment relationship may be terminated at any time by either the Participant or the Company for any reason not expressly prohibited by law. Any representation to the contrary is invalid and unenforceable and should not be relied upon, unless set forth in a written contract of employment, signed on behalf of the Company by an authorized officer. Participation in this Plan and the receipt of benefits under this Plan shall not automatically be deemed employment for purposes of any other employee benefit plan including, without limitation, participation in (i) any other benefit plan such as medical, dental, disability or other welfare benefit plan, (ii) any retirement or 401(k) plan, or (iii) any other type of benefit.
d.Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Washington, without reference to conflict of law principles which would require application of the law of another jurisdiction (except to the minimum extent that the law of the State of Washington specifically and mandatorily requires otherwise).
e.Notices. All notices, requests, demands and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed given (i) when personally delivered to the recipient (provided a written acknowledgement of receipt is obtained), (ii) one (1) business day after being sent by a nationally recognized overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier) or (iii) four (4) business days after mailing by certified or registered mail, postage prepaid, return receipt requested, to the party concerned at the address indicated below (or such other address as the recipient shall specify by ten days’ advance written notice given in accordance with this Section 6(e)):
To the Company:
BowFlex Inc.
17750 SE 6th Way
Vancouver, WA 98683
Chief Legal and People Officer
achan@bowflex.com
To the Participant:
The last address shown in the Company’s employment records.
f.Successors and Assigns. No rights or benefits under this Plan may be assigned by any Participant without the Company’s prior written consent. This Plan shall be binding on the successors of the Company.
g.Anti-alienation Clause. No payment under the Plan may be anticipated, assigned (either at law or in equity), alienated, or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.

h.Amendment and Termination. The Company, through the Board or the Committee, may amend this Plan at any time and from time to time, and may terminate this Plan at any time; provided that any amendment or termination that adversely and materially affects a Participant will be subject to the Participant’s written consent thereto.
i.Unfunded Obligation. All Awards payable pursuant to the Plan are unfunded and unsecured and are payable out of the general funds of the Company.
j.Indemnification of Administrator. The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee of the Company serving on the Board or on the Committee against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan if such act or omission is taken in good faith, is consistent with the direction and authority of their respective position as well as the duties imputed under this Plan, and is neither criminal nor willful misconduct.

IN WITNESS WHEREOF, the Plan has been adopted as of the Effective Date.

BowFlex Inc.

By:
Name:
Title:

EXHIBIT A

FORM OF AWARD AGREEMENT

[DATE]
[NAME]
[ADDRESS]
[CITY STATE ZIP]

Re:         Award Agreement Pursuant to Key Executive Compensation Plan

Dear [NAME]:

We are pleased to inform you that BowFlex Inc. (the “Company”) has selected you for an Award under the Key Executive Compensation Plan (the “Plan”) recently approved by the Compensation Committee of the Board of Directors of the Company.  We recognize these are uncertain times, and your contributions are essential to our future success.  We are taking steps to ensure that your compensation remains attractive and your focus remains on continuing to do great work for the Company.  This Award Agreement (the “Agreement”) sets forth the terms and conditions of your Award and, once countersigned by you, shall be a binding agreement between you and the Company.

Award Amount.  Your total Award under the Plan is $[TOTAL AMOUNT] (less applicable withholdings and deductions), and it is payable to you as a lump sum on the next administratively practicable payroll date following your return of a signed copy of this Agreement to the Company (the “Award Payment Date”); provided, however, that you must return a signed copy of this Agreement to the Company within thirty (30) days following your receipt of this Agreement in order to receive the Award. You hereby agree that this Award amount shall be in lieu of any amounts payable or to be granted to you under any cash incentive, bonus, or long-term incentive plan maintained by the Company for the 2024 performance year.

Clawback.  As a further condition of your receipt of any Award, you agree that if, prior to the six (6) month anniversary of the Award Payment Date (the “Clawback Period”), (A) your employment or engagement (if serving as a non-employee consultant) with the Company is terminated by the Company for Cause, or (B) you provide notice of your intent to resign (other than a resignation that would constitute a Good Reason resignation), then you shall be required to repay the net (after-tax) amount of such clawed-back payment within forty-five (45) days of the effective date of the events described in (A) or (B) above. The Company will specify the precise amount to be repaid when providing you with notice of your repayment obligation. You further agree that in the event that you owe the Company any amounts of any kind under the Plan, including under Section 3(c) of the Plan, as of the termination of your employment or engagement, as applicable, you hereby authorize the Company, to the maximum extent permitted by law and without further notice to or authorization by you, to withhold from any final pay, expense reimbursement, or other amounts that may become payable by the Company to you, all such amounts as are sufficient to satisfy your repayment obligations in whole or in part.
In the event your employment or engagement is terminated by the Company without Cause or by you for Good Reason, death, or Disability during the Clawback Period, any clawback that would otherwise apply to the Award pursuant to the provisions above shall be waived, provided that you (or your representative, in the event of death or Disability resulting in incapacity, as applicable) execute and return a release agreement in a form provided by the Company (and any applicable revocation period expires), to the extent required by the Company in its sole discretion (in which case such release will be provided to you no later than fourteen (14) days of your termination), within forty-five (45) days following your termination of employment or engagement. Additionally, the Award will be subject to all other Company policies relating to the clawback of executive compensation that are otherwise applicable.

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Plan Terms Controlling.  This Agreement incorporates all the terms of the Plan document, a copy of which is attached.  In the event of any conflict between this Agreement and the Plan document, the Plan document shall control.  Any capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan document.  By your signature below, you acknowledge and agree that you have had an ample opportunity to read, understand and seek counsel of your choice with respect to the terms of this Agreement and the Plan document and that you voluntarily agree to be bound by this Agreement and the terms of the Plan document.

No Other Modifications.  Except as expressly set forth herein, the other terms and conditions of your employment or engagement are unaffected by this Agreement.

We hope that this Award opportunity demonstrates the Company’s commitment to your continued success at the Company and the value we place on your service.  If you wish to accept the Award opportunity on the terms set forth above, including the fuller terms and conditions set forth in the Plan document, please countersign this Agreement where indicated below, whereupon it shall become binding on you and the Company, and return the countersigned Agreement to the Company within thirty (30) days of your receipt of this Agreement.

Please do not hesitate to contact me if there is anything else we can do to help you and the Company succeed together.

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Very truly yours,

[NAME]
[TITLE]

AGREED TO AND ACCEPTED BY:

Signature:  _____________________________________________
Print Name:  ___________________________________________
Dated:  ____________________________

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Attachment
BowFlex Inc. Key Executive Compensation Plan
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